Morgan Stanley Series Funds

Morgan Stanley Commodities Alpha Fund

522 Fifth Avenue

New York, New York 10036

November 30, 2009

VIA EDGAR

Securities and Exchange Commission

Judiciary Plaza

100 F Street, NE

Washington, D.C.  20549

Attn:	Larry L. Greene, Division of Investment Management
Mail Stop 0505

Re:	Morgan Stanley Series Funds — Morgan Stanley Commodities Alpha Fund
Securities Act File No. 333-143505
Investment Company Act File No. 811-22075
Registration Statement on Form N-14: Pre-Effective Amendment No. 1

Dear Mr. Greene:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), Morgan Stanley Series Funds (the “Trust”) hereby requests that the effectiveness for the above-referenced Registration Statement on Form N-14 be accelerated to November 30, 2009.  The Trust hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.

Very truly yours,

/s/ Edward Meehan
Name:	Edward Meehan
Title:	Assistant Secretary

Morgan Stanley Distributors Inc.

522 Fifth Avenue

New York, New York 10036

November 30, 2009

VIA EDGAR

Securities and Exchange Commission

Judiciary Plaza

100 F Street, NE

Washington, D.C.  20549

Attn:	Larry L. Greene, Division of Investment Management
Mail Stop 0505

Re:	Morgan Stanley Series Funds — Morgan Stanley Commodities Alpha Fund
Securities Act File No. 333-143505
Investment Company Act File No. 811-22075
Registration Statement on Form N-14: Pre-Effective Amendment No. 1

Dear Mr. Greene:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), Morgan Stanley Distributors Inc., the distributor of Morgan Stanley Series Funds (the “Distributor”), hereby requests that the effectiveness for the above-referenced Registration Statement on Form N-14 be accelerated to November 30, 2009.  The Distributor hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.

Very truly yours,

/s/ Douglas C. Mangini
Name:	Douglas C. Mangini
Title:	President